Exhibit 5.1

[Goodwin Procter LLP Letterhead]

March 23, 2010

DCT Industrial Trust Inc.

518 Seventeenth Street, Suite 800

Denver, Colorado 80202

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of the Registration Statement on Form S-3 (the “Registration Statement”) with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 4,727,530 shares (the “Shares”) of common stock, par value $.01 per share (the “Common Stock”), of DCT Industrial Trust Inc., a Maryland corporation (the “Company”), that may be issued by the Company pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Maryland General Corporation Law.

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP